UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1325 Avenue of Americas, 28th Floor
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00005 par value	BCLI	OTCQB Venture Market (OTCQB)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2025, January 5, 2026 and January 6, 2026, Brainstorm Cell Therapeutics Inc. (the “Company”) entered into three separate securities purchase transactions pursuant to which it issued three promissory notes (each, a “Note,” and collectively, the “Notes”) to three institutional investors, as summarized below. Each transaction was entered into in reliance upon exemptions from registration under the Securities Act of 1933, as amended.

On December 31, 2025, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group Inc., under which the Company issued a note in the aggregate principal amount of $94,300 (including $12,300 original issue discount) for aggregate purchase price proceeds of $82,000, and with the agreement contemplating additional tranches of up to $2,000,000 subject to further agreement. The note bears a one-time interest charge of 12%, matures October 30, 2026, and provides for five scheduled payments from June 30, 2026 through October 30, 2026, with a five-day grace period. The Company may prepay at specified discounts within 180 days after issuance. Five days after a material event of default, the holder may convert all or any portion of outstanding amounts into common stock at a price equal to 65% of the lowest trading price during the 10 trading days prior to conversion, subject to a 4.99% beneficial ownership limitation, customary adjustments, and specified liquidated damages for late delivery of conversion shares. The note includes customary covenants, events of default and related remedies, including a default payment equal to 150% of outstanding principal and accrued amounts, adjusted to 175% upon certain subsequent defaults, and is governed by Virginia law. The note is unsecured.

On January 5, 2026, the Company entered into a Note Purchase Agreement with Quick Capital, LLC, under which the Company issued a convertible promissory note in the principal amount of $94,875, and received aggregate proceeds, of approximately $80,000, reflecting an original issue discount of $12,500. The note bears a one-time interest charge equal to 10% of principal and matures 12 months from the issue date, with contractual monthly amortization payments beginning July 5, 2026 through January 5, 2027. Upon an event of default, the holder may convert all or a portion of the outstanding amounts into common stock at a price per-share equal to 75% of the lowest trading price during the 20 trading days preceding conversion, subject to a 4.99% beneficial ownership limitation, customary adjustments, and specified liquidated damages for conversion delays. The note contains customary covenants, events of default, cross-default provisions and remedies, including a default payment equal to 150% of outstanding principal and accrued amounts upon certain events of default. The note is unsecured.

On January 6, 2026, the Company entered into a Securities Purchase Agreement with Auctus Fund, LLC, under which the Company issued a convertible promissory note in the aggregate principal amount of $140,000, including a $14,000 original issue discount, for cash proceeds of $126,000 before purchaser fees and due diligence costs withheld at closing. The note bears a one-time interest charge of 12% of principal, matures 12 months from the issue date, and provides for scheduled amortization payments beginning 60 days after closing. Beginning six months after issuance, or earlier upon an event of default, the note is convertible at a price equal to 65% of the lowest traded price during the 15 trading days prior to conversion, subject to a 4.99% beneficial ownership limitation and customary adjustments. The agreement includes piggy-back registration rights, a most favored nation provision and variable rate transaction prohibitions, and a right permitting the holder to require up to 50% of subsequent financing or other specified cash proceeds above a $500,000 threshold to be applied to repayment. The note includes customary events of default, remedies including a default amount equal to 150% of outstanding principal and accrued amounts, liquidated damages for conversion delays, and prohibitions on certain transactions; the note is unsecured.

The foregoing summaries of the Notes and related purchase agreements, do not purport to be complete and are qualified in their entirety by reference to the full text of such note sand agreements filed as exhibits to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The Notes, and the shares of the Company’s common stock issuable upon conversion of the Notes, if any, were or will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D thereunder. The investors represented that they are accredited investors and are acquiring the securities for investment purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated December 31, 2025, by and between the Company and Vanquish Funding Group Inc.

10.2	Promissory Note, issued December 31, 2025, to Vanquish Funding Group Inc.

10.3	Note Purchase Agreement, dated January 5, 2026, by and between the Company and Quick Capital, LLC.

10.4	Convertible Promissory Note, issued January 5, 2026, to Quick Capital, LLC.

10.5	Securities Purchase Agreement, dated January 6, 2026, by and between the Company and Auctus Fund, LLC.

10.6	Convertible Promissory Note, issued January 6, 2026, to Auctus Fund, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: January 9, 2026	By:	/s/ Chaim Lebovits
Chaim Lebovits
President and Chief Executive Officer